EXHIBIT 21
Subsidiaries of United Community Banks, Inc. as of December 31, 2022
Subsidiary        State of Organization
United Community Bank    South Carolina
    Navitas Credit Corp.    Florida
    NLFC Reinsurance Corp.    Tennessee
    UCB Investments, Inc.    North Carolina
        UCB Funding Corp.    Georgia
    United Community Development Corporation    Georgia
    UCBI Georgia Credits LLC    Georgia
    United Community Payment Systems, LLC (50% owned by United Community Bank)    Delaware
    TFG Holdings, LLC    Delaware
Seaside Capital Management, Inc.    Florida
FinTrust Brokerage Services, LLC    North Carolina
FinTrust Insurance and Benefits, Inc.    Florida
FinTrust Capital Advisors, LLC    Georgia
Community First Trups Holding Company    Tennessee
Community First Capital Trust I    Delaware
Community First Capital Trust II    Delaware
Community First Capital Trust III    Delaware
Tidelands Statutory Trust I    Delaware
Four Oaks Statutory Trust I    Delaware